Day One Business Structure / Leaders Engine Drivetrain Joe Fadool Brady Ericson Kerem Erman Stefan Demmerle Volker Weng Alex Ashmore ETT Systems Morse Systems Fuel Injection Systems PowerDrive Systems Transmission Systems Aftermarket Transmission Turbo Variable Cam PX Systems From-TS Systems, CDT, Timing Frictions and OWC Electric Ignition Chains Motors Controls and solenoids Starter and Alternators Fans & drives eDrive Post Day One Systems AWD Couplings eGearDrive AWD From-PDS EGR T-Cases Cross-Axle Systems Valvetrain GDI Injection Inverter OBC  Ignition BMS Diesel  Fueling Variable CV Diesel Actuators Injection DC/DC  Engine Management Cam Converter Timing  Diagnostics and Test LV Diesel Canisters Injection Equipment Valves ECU / TCU FDM  Maintenance Products Sensors Integrate Current Integrate Current Delphi Technologies Delphi Technologies Electronics & Powertrain Products Electrification © BorgWarner Inc. 1